Exhibit 99.1

PRESS RELEASE
CONTACT:
Liz Shows
Odyssey Marine Exploration, Inc.
(813) 314-2335
lshows@odysseymarine.com

Odyssey Marine Exploration Secures Strategic Debt Financing Deal

TAMPA, Fla., December 4, 2023 (BUSINESSWIRE) – Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), a global subsea mineral exploration, validation, and development company, reported today that it took a significant financial step by entering into a note and warrant purchase agreement with several of the company’s largest institutional investors on December 1, 2024.

Led by Two Seas Capital, the investors include Four World Capital Management, Greywolf Capital Management, and DP Special Opportunities Fund I, LLC. The facility provides the company with capital to allow it to continue to execute project plans and strategic initiatives through the first quarter of 2024.

“At Two Seas, we specialize in investments in companies with unappreciated, high-value litigation events. That is what attracted us to Odyssey, a company with a strong NAFTA arbitration claim against the United Mexican States. Subsea mineral resources can be an important contributor to sustainable solutions for the world, and the ExO Project could have supported Mexico’s food security needs for a generation,” said Sina Toussi, Founder and Chief Investment Officer of Two Seas Capital. “What has been made clear to us is that Mexico acted against the interests of the Mexican people and in violation of its commitments under NAFTA in blocking this project. This funding will bridge Odyssey to what we believe will be a just judgment in the arbitration and position Odyssey to pursue several new high-value projects that will address supply constraints for battery metals, phosphate (a necessary component for fertilizer) and other scarce resources in a sustainable way.”

“Based on our belief in the mission and strategy of Odyssey, Four World Capital Management has built a sizeable position in the company, which is developing global projects aimed at supplying essential battery metals for the global clean energy transition and phosphate, a vital component crucial to fertilizer production. We have participated in every funding transaction the company has offered over the past two years, and we are pleased to be involved in this initiative by offering funding to maximize the company’s potential for success,” said John Addis, Four World Capital Management’s Founder and Chief Investment Officer.

“As the lead litigation funder in Odyssey’s NAFTA arbitration claim, Drumcliffe is pleased to contribute additional capital to the company in order to support their pursuit of justice. We continue to believe in the strong merits of the claim and Odyssey’s entitlement to compensation as the result of Mexico’s arbitrary and unfair treatment in breach of international law,” added James C. Little, CEO of Drumcliffe, “We look forward to the arbitration panel’s decision in early 2024.”

The agreement provides for the issuance of promissory notes with an 11.0% annual interest rate, totaling up to $6.0 million, and warrants that allow them to purchase shares of Odyssey’s common stock over the next three years. Odyssey will use the funds acquired through this facility for various purposes, including supporting day-to-day operations, covering general corporate expenses, and managing fees associated with the agreed-upon transactions.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (Nasdaq: OMEX) is a deep-ocean exploration pioneer engaged in the discovery, validation, and development of subsea mineral deposits in a socially and environmentally responsible manner. Odyssey provides marine services for private clients and governments interested in exploring their Exclusive Economic Zone (EEZ) to survey, map, and identify any potential mineral resources. The company focuses on the exploration of polymetallic nodules (battery metals to power the future) and subsea phosphate deposits (fertilizer to feed the future), which the company believes will provide a benefit to society now and in the future, For additional details, please visit www.odysseymarine.com.

Forward-Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission on March 31, 2023. The financial and operating projections as well as estimates of mining assets are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.

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